Exhibit 99.1

BEST ENERGY SERVICES EXPANDS BOARD OF DIRECTORS WITH APPOINTMENT OF JAMES BYRD AS INDEPENDENT MEMBER

HOUSTON, TX – (PR NEWSWIRE) –  March 17, 2008 – Best Energy Services, Inc. (OTCBB:BEYS), a U.S. energy equipment and services provider, today announced the expansion of its Board of Directors with the election of James Byrd as a new independent member, effective immediately.  Byrd is the designated Board appointee of CoreFund, L.P., a Company shareholder and lender who nominated Byrd in accordance with the terms and conditions of its recent debt and equity investments in the Company.

Commenting on the appointment, Larry Hargrave, Chairman and CEO of Best Energy Services, noted, “Jim is a welcome addition to our Board.  I consider it an immense privilege to have assembled so many highly respected and prominent business and industry veterans on our Board of Directors, who our management team can now look to for strategic direction and corporate guidance.”

A successful attorney and entrepreneur, Byrd has spent his career focused on building businesses in a wide range of industries, from start-ups to mature companies, both publicly traded and privately held.  From 1987 through 1993, he  was the founding and managing partner of Schoene, Byrd, Piercefield and Heinkel, an Orlando, Florida-based, full service commercial law firm specializing in corporate and securities, real estate and general business law.  In 1993, Byrd founded and served as CEO of Sobik’s Subs, Inc., a 32-unit franchise chain of sandwich shops that he took public through reverse merger and grew to 80 units within 30 months.  In 1996, he served as CEO of Fortune Financial Systems, Inc., a company he founded and subsequently took public, which saw annual sales climb from $50,000 to nearly $100 million in just one year.

In 1998, Byrd formed Vanguard Capital, LLC, a privately held equity firm that he continues to manage today.  Vanguard has acted as a consultant to several highly successful public merger deals, including World Commerce Online, Inc., a public stock that grew from a private placement of $0.50 per share to over $30 per share; and Parts.com, a publicly traded online auto parts provider that went from a private placement of $0.50 per share to over $50 per share in the span of 12 months.  In 2004, he founded OE Source, LC, an auto parts importer and distributor, and as Managing Director, oversaw the growth of the Company from $3 million in sales in 2004 to over $15 million in sales in 2007.  The Company went public by way of reverse merger in January 2008 under the name General Automotive Company.

Byrd attended Florida State University (FSU) where he earned a B.S. degree in Communications and subsequently earned a JD with High Honors from the FSU College of Law.  He has been a member in good standing of the Florida Bar since 1986.

About Best Energy Services, Inc.
Based in Houston, Texas, Best Energy Services, Inc. is a leading drilling and ancillary services provider to the domestic oil, gas and mining industries.  Through its subsidiaries, Best Well Service, Inc. and Bob Beeman Drilling Co., and its American Rig Housing operations, the Company is actively engaged in supporting the exploration, production and/or recovery of oil, gas, water and mineral resources in Arizona, Colorado, Kansas, New Mexico, Nevada, Oklahoma, Texas and Utah.

Certain statements contained in this press release, which are not based on historical facts, are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995, and are subject to substantial uncertainties and risks in part detailed in the respective Company's Securities and Exchange Commission filings, that may cause actual results to materially differ from projections. Although the Company believes that its expectations are reasonable assumptions within the bounds of its knowledge of its businesses, expectations, representations and operations, there can be no assurance that actual results will not differ materially from their expectations. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the Company's ability to execute properly its business model, to raise additional capital to implement its continuing business model, the ability to attract and retain personnel – including highly qualified executives, management and operational personnel, ability to negotiate favorable current debt and future capital raises, and the inherent risk associated with a diversified business to achieve and maintain positive cash flow and net profitability. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will, in fact, occur.

FOR MORE INFORMATION, PLEASE CONTACT
Best Energy Services, Inc.
Jim Carroll
713-933-2600 or via email at jcarroll@bestenergyservicesinc.com
or
Elite Financial Communications Group
Dodi B. Handy, President and CEO, or Daniel Conway, Chief Strategy Officer
407-585-1080 or via email at beys@efcg.net